Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. Reports First Quarter 2020 Financial Results

CORAL GABLES, FL. - April 29, 2020 - Fresh Del Monte Produce Inc. (NYSE: FDP), ("Fresh Del Monte" or the "Company") today reported financial results for the first quarter ended March 27, 2020. The Company reported earnings per diluted share of $0.27 for the first quarter of 2020, compared with earnings per diluted share of $0.74 in the first quarter of 2019. Adjusted earnings per diluted share were $0.34 in the first quarter of 2020, compared with adjusted earnings per diluted share of $0.46 in the first quarter of 2019.
The Company's Board of Directors declared an interim cash dividend of five cents ($0.05) per share, payable on June 5, 2020 to shareholders of record on May 13, 2020. This is a decrease of five cents ($0.05) per share from the interim cash dividend of ten cents ($0.10) paid to shareholders on March 27, 2020.
“We were challenged across our global operations during the first quarter of 2020 as we navigated through the headwinds created by the COVID-19 pandemic,” said Mohammad Abu-Ghazaleh, Chairman and Chief Executive Officer. “Beginning in January in Asia and ramping up in March, our sales were impacted across all of our markets. However, the Company's global presence in the retail fresh produce industry, the diversity of our product portfolio and the efficiency and flexibility of our operations enabled us to quickly adapt to the COVID-19 pandemic. Near-term demand in our foodservice distribution channel, net sales of higher price point products such as pineapples, avocados and fresh-cut fruit and vegetables remain challenging, but we remain committed to serving our customers without interruption. In terms of liquidity, we believe our cash on hand, availability under our credit facility and cash flows from operations will be sufficient to manage our operations.”
Net sales for the first quarter of 2020 were $1,118.0 million, compared with $1,154.2 million in the first quarter of 2019. The decrease in net sales was attributable to lower net sales in all of the Company's business segments. The Company has estimated that the COVID-19 pandemic impacted net sales during the first quarter of 2020 by approximately $27.0 million, in its fresh and value-added and banana business segments, as compared to the Company's expectations for these segments. In addition, the impact of the voluntary product recall at the Company's subsidiary, Mann Packing, in the fourth quarter of 2019 continued to impact net sales, in the fresh and value-added business segment, during the quarter as volumes have not returned to pre-recall levels.
Gross profit for the first quarter of 2020 was $68.5 million, compared with $95.1 million in the first quarter of 2019. Adjusted gross profit in the first quarter of 2020 was $76.5 million, compared with $95.1 million in the first quarter of 2019. The decrease in gross profit was principally due to lower gross profit in the Company's fresh and value-added and banana business segments, partially offset by higher gross profit in the Company's other products and services business segment. Gross profit was also impacted by inventory write-downs of $8.0 million, primarily related to reduced demand in the Company's foodservice distribution channel as a result of government imposed mandatory closures and social distancing initiatives associated with the COVID-19 pandemic, along with higher ocean freight and production and procurement costs.
Operating income for the first quarter of 2020 was $17.8 million, compared with operating income of $41.3 million in the first quarter of 2019. Adjusted operating income was $24.0 million in the first quarter of 2020, compared with adjusted operating income of $40.8 million in the first quarter of 2019. The decrease in operating income was the result of lower gross profit, partially offset by an initial insurance recovery related to Mann Packing's voluntary product recall in 2019.

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Fresh Del Monte Produce Inc.

Net income attributable to Fresh Del Monte Produce Inc. for the first quarter of 2020 was $13.0 million, compared with net income attributable to Fresh Del Monte Produce Inc. of $36.1 million in the first quarter of 2019. Adjusted net income was $16.4 million in the first quarter of 2020, compared with adjusted net income of $22.5 million in the first quarter of 2019. The decrease was primarily the result of lower operating income and the decrease in other income, net, partially offset by lower provision for income taxes.
The Company expects that volatility in the supply and demand for its products and reduced demand in its foodservice distribution channel will continue to adversely impact its results of operations in the second quarter of 2020. The extent of the impact of the COVID-19 pandemic on the Company's financial performance, including the ability to execute on the Company's strategic initiatives, will depend on future developments, including the duration and spread of the pandemic and related government restrictions, all of which are uncertain and cannot be predicted.

More disclosures related to the COVID-19 pandemic are available in the Company's quarterly report on Form 10-Q for the period ended March 27, 2020 on file with the Securities and Exchange Commission.

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(U.S. dollars in millions) - (Unaudited)

	Quarter ended

Statement of Operations:	March 27, 2020	March 29, 2019
Net sales	$1,118.0	$1,154.2
Cost of products sold	1,041.5	1,059.1
Other charges	8.0	—
Gross profit	68.5	95.1

Selling, general and administrative expenses	52.7	54.3
Gain on disposal of property, plant and equipment, net	0.2	3.5
Asset impairment and other (credits) charges, net	(1.8)	3.0
Operating income	17.8	41.3

Interest expense, net	5.3	6.8
Other income, net	0.8	11.3

Income before income taxes	13.3	45.8

Provision for income taxes	0.3	8.6
Net income	$13.0	$37.2

Less: Net income attributable to redeemable and noncontrolling interests	—	1.1
Net income attributable to Fresh Del Monte Produce Inc.	$13.0	$36.1

Net income per ordinary share attributable to
Fresh Del Monte Produce Inc. - Basic	$0.27	$0.74

Net income per ordinary share attributable to
Fresh Del Monte Produce Inc. - Diluted	$0.27	$0.74

Dividends declared per ordinary share	$0.10	$—

Weighted average number of ordinary shares:
Basic	48,011,398	48,547,698
Diluted	48,152,965	48,752,162

Selected Statement of Operations Data:
Depreciation and amortization	$23.7	$24.7

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(U.S. dollars in millions) - (Unaudited)

	March 27, 2020	December 27, 2019

Assets
Current assets:
Cash and cash equivalents	$20.7	$33.3
Trade and other accounts receivable, net	481.3	439.0
Inventories, net	559.8	551.8
Other current assets	30.1	27.4
Total current assets	1,091.9	1,051.5

Investment in and advances to unconsolidated companies	1.8	1.9
Property, plant and equipment, net	1,396.6	1,403.2
Operating lease right-of-use assets	171.6	162.1
Goodwill	423.3	423.7
Intangible assets, net	156.2	158.2
Other noncurrent assets	154.9	149.3
Total assets	$3,396.3	$3,349.9

Liabilities and shareholders' equity
Current liabilities:
Accounts payable and accrued expenses	$552.2	$522.2
Current maturities of debt and finance leases	0.3	0.3
Current maturities of operating leases	32.0	32.5
Other current liabilities	8.3	7.9
Total current liabilities	592.8	562.9

Long-term debt and finance leases	598.6	586.8
Operating leases, less current maturities	112.4	102.7
Other noncurrent liabilities	326.2	298.5
Total liabilities	1,630.0	1,550.9

Redeemable noncontrolling interest	55.5	55.3

Total Fresh Del Monte Produce Inc. shareholders' equity	1,686.5	1,719.2
Noncontrolling interests	24.3	24.5
Total shareholders' equity	1,710.8	1,743.7
Total liabilities, redeemable noncontrolling interest and shareholders' equity	$3,396.3	$3,349.9

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(U.S. dollars in millions) - (Unaudited)
	Quarter ended
	March 27, 2020	March 29, 2019
Operating activities:
Net income	$13.0	$37.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	23.6	24.4
Amortization of debt issuance costs	0.1	0.3
Asset impairment, net	0.9	2.8
Share-based compensation expense	2.6	4.2
Deferred income taxes	(0.2)	7.0
Gain on disposal of property, plant and equipment, net	(0.2)	(3.5)
Foreign currency translation adjustment	(0.8)	(0.3)
Other	0.1	—
Changes in operating assets and liabilities:
Receivables	(46.8)	(45.0)
Inventories	(12.3)	(9.4)
Prepaid expenses and other current assets	(2.0)	4.3
Accounts payable and accrued expenses	25.9	(23.4)
Other noncurrent assets and liabilities	(1.7)	(5.8)
Net cash provided by (used in) operating activities	2.2	(7.2)

Investing activities:
Capital expenditures	(16.6)	(34.2)
Proceeds from sales of property, plant and equipment	0.4	4.6
Other investing activities	0.1	—
Net cash used in investing activities	(16.1)	(29.6)

Financing activities:
Net borrowings on debt	14.0	35.6
Distributions to noncontrolling interests, net	(0.8)	(1.0)
Net (payments) proceeds related to share-based awards	(0.4)	0.6
Dividends paid	(4.8)	—
Repurchase and retirement of ordinary shares	(7.8)	—
Net cash provided by financing activities	0.2	35.2

Effect of exchange rate changes on cash	1.1	2.2

Net (decrease) increase in cash and cash equivalents	(12.6)	0.6
Cash and cash equivalents, beginning	33.3	21.3
Cash and cash equivalents, ending	$20.7	$21.9

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Non-GAAP Measures (per share)(1):

	Quarter ended

	March 27, 2020	March 29, 2019
Reported net income - Diluted	$0.27	$0.74
Other charges	0.17	—
Asset impairment and other (credits) charges, net	(0.04)	0.06
(Gain) on disposal of property, plant and equipment, net	—	(0.07)
(Gain) on settlement of litigation	—	(0.34)
Tax effect of all adjustments and other tax-related items	(0.06)	0.07
Adjusted net income - Diluted	$0.34	$0.46

(1) Refer to Non-GAAP measures section for further reconciliation of Non-GAAP measures.

	Fresh Del Monte Produce Inc. and Subsidiaries
	Business Segment Data
	(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	March 27, 2020				March 29, 2019
Segment Data:
	Net Sales		Gross Profit		Net Sales		Gross Profit

Fresh and value-added products	$660.9	59%	$42.5	62%	$690.0	60%	$61.5		65%
Banana	427.0	38%	24.5	36%	431.5	37%	34.7	(1)	36%
Other products and services	30.1	3%	1.5	2%	32.7	3%	(1.1)		(1)%
	$1,118.0	100%	$68.5	100%	$1,154.2	100%	$95.1		100%

(1) The Company's segment data disclosures for the year 2019 have been revised to reflect certain reclassification adjustments affecting cost of products sold. These reclassification adjustments resulted in an increase to gross profit in the Company's banana segment of $1.8 million in the first quarter of 2019. These reclassification adjustments also increased selling, general and administrative expenses by $1.8 million for the quarter ended March 29, 2019.

	Quarter ended
Net Sales by Geographic Region:	March 27, 2020		March 29, 2019

North America	$705.6	64%	$748.8	65%
Europe	171.2	15%	171.3	15%
Asia	113.1	10%	120.7	10%
Middle East	112.4	10%	97.8	9%
Other	15.7	1%	15.6	1%
	$1,118.0	100%	$1,154.2	100%

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Fresh Del Monte Produce Inc.

First Quarter 2020 Business Segment Performance and Selected Financial Data
(As reported in business segment data)

Fresh and Value-Added Products
Net sales for the first quarter of 2020 decreased to $660.9 million, compared with $690.0 million in the first quarter of 2019. The decrease in net sales was primarily due to lower net sales in the Company's fresh-cut vegetables, pineapple and prepared food and vegetables product lines. The Company has estimated that the COVID-19 pandemic has impacted net sales in the fresh and value-added products segment during the first quarter of 2020 by an estimated $21.0 million, as compared to the Company's expectations for this segment. In addition, the impact of the Company's voluntary product recall in the fourth quarter of 2019 continued to negatively impact its fresh-cut vegetable net sales during the quarter as volumes have not returned to pre-recall levels. Gross profit for the first quarter of 2020 decreased to $42.5 million, compared with gross profit of $61.5 million in the first quarter of 2019.

Gold pineapple - Net sales were $102.1 million, compared with $111.3 million in the prior year period. Volume was 16% lower. Pricing was 9% higher. Unit cost was 6% higher.
Fresh-cut fruit - Net sales, volume and pricing were in line with the prior year period. Unit cost was 1% higher.
Fresh-cut vegetables - Net sales were $102.9 million, compared with $118.7 million in the prior year period. Volume was 12% lower. Pricing was 2% lower. Unit cost was 5% higher.
Avocados - Net sales were $93.5 million, compared with $88.6 million in the prior year period. Volume decreased 21%. Pricing increased 33%. Unit cost was 44% higher.
Vegetables - Net sales were $39.3 million, compared with $41.5 million in the prior year period. Volume decreased 6%. Pricing was in line with the prior year period. Unit cost was 9% higher.
Non-tropical fruit - Includes the Company's grape, apple, citrus, berry, pear, peach, plum, nectarine, cherry and kiwi product lines. Net sales were $62.4 million, compared with $61.4 million in the prior year period. Volume increased 9%. Pricing was 7% lower. Unit cost was 8% lower.
Prepared food - Includes the Company's prepared traditional products, and meals and snacks product lines. Net sales decreased in the meals and snacks product line, primarily due to product rationalization in the Company's subsidiary, Mann Packing combined with the impact of the COVID-19 pandemic and the continuing impact of the 2019 product recall, partially offset by higher net sales in the Company's prepared traditional product line. Gross profit was impacted by lower sales volume in its meals and snacks product line.
Banana
Net sales for the first quarter of 2020 decreased to $427.0 million, compared with $431.5 million in the first quarter of 2019, principally due to lower net sales in Asia, Europe and North America, partially offset by higher net sales in the Middle East. The Company has estimated that the COVID-19 pandemic has impacted net sales in the banana segment during the first quarter of 2020 by an estimated $6.0 million, as compared to the Company's expectations for this segment. Volume was 1% higher and worldwide pricing was 2% lower than the prior year. Gross profit for the first quarter of 2020 decreased to $24.5 million, compared with $34.7 million in the first quarter of 2019. Unit cost was 1% higher than the prior year period.

Cash Flows
Net cash provided by operating activities for the first three months of 2020 was $2.2 million, compared with net cash used in operating activities of $7.2 million in the same period of 2019. The increase in net cash provided by operating activities was primarily attributable to higher balances of accounts payable and accrued expenses, partially offset by lower net income.

Total Debt
Total debt increased from $587.1 million at the end of 2019 to $598.9 million at the end of the first quarter of 2020.

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Fresh Del Monte Produce Inc.

First Quarter 2020 Business Segment Performance and Selected Financial Data (continued)
(As reported in business segment data)

Interest Expense, Net
Interest expense, net for the first quarter of 2020 was $5.3 million, compared with $6.8 million in the first quarter of 2019. The decrease was due to lower interest rates and lower average loan balances.

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Fresh Del Monte Produce Inc.

Non-GAAP Measures
The Company's results are determined in accordance with U.S. generally accepted accounting principles (GAAP). Some of the information presented in this press release reflects adjustments to GAAP measures such as amounts related to restructuring, asset impairment and other charges, net, gain on disposal of property, plant and equipment, net, and certain other special items, if any. Management believes these adjustments provide a more comparable analysis of the ongoing operating performance of the business. These adjustments result in non-GAAP financial measures and are referred to in this press release as adjusted gross profit, adjusted operating income, adjusted net (loss) income and adjusted net (loss) income per diluted share. Because all companies do not use identical calculations, the Company's presentation of these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

Adjusted gross profit, adjusted operating income and adjusted net (loss) income provide us with an understanding of the results from the primary operations of its business. The Company uses adjusted operating income and adjusted net (loss) income to evaluate its period-over-period operating performance because management believes they provide more comparable measures of the Company's continuing business as they adjust for special items that are not reflective of the normal earnings of the Company's business. These measures may be useful to an investor in evaluating the underlying operating performance of the Company's business because these measures:

1.	Are used by investors to measure a company's comparable operating performance;

2.	Are financial measurements that are used by lenders and other parties to evaluate creditworthiness; and

3.	Are used by the Company's management for various purposes, including as measures of performance of its operating entities and as a basis of strategic planning and forecasting.

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Fresh Del Monte Produce Inc. and Subsidiaries
Non-GAAP Reconciliation
(U.S. dollars in millions, except per-share amounts) - (Unaudited)
	Quarter ended
	March 27, 2020				March 29, 2019
	Gross profit	Operating income	Net income attributable to Fresh Del Monte Produce Inc.	Net income attributable to Fresh Del Monte Produce Inc. per diluted share	Gross profit	Operating income	Net income attributable to Fresh Del Monte Produce Inc.	Net income attributable to Fresh Del Monte Produce Inc. per diluted share
As reported	$68.5	$17.8	$13.0	$0.27	$95.1	$41.3	$36.1	$0.74
Adjustments:
Other charges (1)	8.0	8.2	8.2	0.17	—	—	—	—
Asset impairment and other (credits) charges, net (2)	—	(1.8)	(1.8)	(0.04)	—	3.0	3.0	0.06
(Gain) on disposal of property, plant and equipment, net (3)	—	(0.2)	(0.2)	—	—	(3.5)	(3.5)	(0.07)
(Gain) on settlement of litigation (4)	—	—	—	—	—	—	(16.7)	(0.34)
Tax effects of all adjustments and other tax-related items (5)	—	—	(2.8)	(0.06)	—	—	3.6	0.07
As adjusted	$76.5	$24.0	$16.4	$0.34	$95.1	$40.8	$22.5	$0.46

(1)
Other charges, net for the quarter ended March 27, 2020 included $8.0 million of inventory write-downs resulting from lower demand for certain of the Company's products due to the COVID-19 pandemic. The COVID-19 pandemic led to volatile supply and demand conditions across the Company's key global markets in the first quarter of 2020 which negatively affected the pricing and demand for its products, including higher price point products such as pineapples, avocados and fresh-cut fruit and vegetables. The inventory write-downs are also related to reduced demand in the Company's foodservice distribution channel as the result of government imposed mandatory closures and social distancing initiatives. Other charges, net for the quarter ended March 27, 2020 also included $0.2 million of estimated trade receivable credit losses relating to the Company's foodservice customer base as a direct result of the COVID-19 pandemic.

(2)
Asset impairment and other (credits) charges, net for the quarter ended March 27, 2020 included (1) a $4.0 million insurance recovery related to a voluntary recall of vegetable products which was announced in the fourth quarter of 2019, (2) a $1.3 million reserve relating to potential liability arising from the Company's third-party logistics operation, and (3) a $0.9 million impairment of property, plant, and equipment incurred in connection with the relocation of a facility in California. Asset impairment and other (credits) charges, net for the quarter ended March 29, 2019 related to the impairment of an equity investment and contract termination charges in the Philippines related to a previously announced restructuring.

(3)
Gain on disposal of property, plant and equipment, net for the quarter ended March 27, 2020 primarily related to a gain on sale of marine equipment. Gain on disposal of property, plant and equipment, net for the quarter ended March 29, 2019 primarily related to a gain on sale of vessels.

(4)	Gain on settlement of litigation for the quarter ended March 29, 2019 was $16.7 million with proceeds of $17.0 million, net of expenses of $0.3 million.

(5)
Tax effects are calculated in accordance with ASC 740, Income Taxes, using the same methodology as the GAAP provision of income taxes. Income tax effects of non-GAAP adjustments are calculated based on the applicable statutory tax rate for each jurisdiction in which such charges were incurred, except for those items which are non-taxable for which the tax provision (benefit) was calculate at 0%. Certain non-GAAP adjustments were subject to valuation allowances and therefore were calculated at 0%. The tax effects of all adjustments were not included in the prior presentation for quarter ended March 29, 2019. We reevaluated the presentation of non-GAAP adjusted net income (loss) and adjusted net income (loss) per share and made these changes to facilitate the evaluation of the Company's current operating performance and the comparability of the Company's current operating performance to past performance. Non-GAAP adjusted net income (loss) and adjusted net income (loss) per share has been recast for the quarter ended March 29, 2019 to conform to the current presentation. The quarter ended March 27, 2020 also included a $1.7 million tax benefit associated with the Coronavirus Aid, Relief, and. Economic Security ("CARES") Act.

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Fresh Del Monte Produce Inc.

Conference Call and Webcast Data
Fresh Del Monte will host a conference call and simultaneous webcast at 10:00 a.m. Eastern Time today to discuss the first quarter 2020 financial results and to review the Company’s progress and outlook. The webcast can be accessed on the Company’s Investor Relations home page at www.freshdelmonte.com. The call will be available for re-broadcast on the Company’s website approximately two hours after the conclusion of the call for a period of one year.

About Fresh Del Monte Produce Inc.
Fresh Del Monte is one of the world’s leading vertically integrated producers, marketers and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared food in Europe, Africa and the Middle East. Fresh Del Monte markets its products worldwide under the DEL MONTE® brand (under license from Del Monte Foods, Inc.), a symbol of product innovation, quality, freshness and reliability for over 125 years. The Company also markets its products under the MANNTM brand and other related trademarks. Fresh Del Monte Produce Inc. is not affiliated with certain other Del Monte companies around the world, including Del Monte Foods, Inc., the U.S. subsidiary of Del Monte Pacific Limited, Del Monte Canada, or Del Monte Asia Pte. Ltd.

Forward-looking Information
This press release contains certain forward-looking statements regarding the intent, beliefs or current expectations of the Company or its officers with respect to the Company’s plans and future performance, including (i) our belief that our cash on hand, availability under our credit facility and cash flows from operations will be sufficient to manage our operations and (ii) our expectation that volatility in the supply and demand for our products and reduced demand in our foodservice distribution channel will continue to adversely impact our results of operations in the second quarter of 2020. In this press release, these statements are preceded by, followed by or include the words “believes”, “expects”, “anticipates” or similar expressions with respect to various matters.  It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Fresh Del Monte’s actual plans and performance may differ materially from those in the forward-looking statements as a result of various factors, including (i) the impact of the COVID-19 outbreak on our business, suppliers, customers, consumers, employees, and communities, (ii) disruptions or inefficiencies in our operations or supply chain, including any impact of the COVID-19 outbreak, (iii) the duration and spread of the pandemic and related government restrictions and our ability to maintain the safety of our workforce, (iv) our ability to successfully execute our plan to stabilize our core business, diversify our business and transform our business to a value-added business, (v) the impact of governmental trade restrictions, including adverse governmental regulation that may impact our ability to access certain markets such as uncertainty surrounding the withdrawal of the United Kingdom from the European Union (often referred as Brexit), including spillover effects to other Eurozone countries, (vi) our anticipated cash needs in light of our liquidity and the impact of COVID-19 on our liquidity, (vii) the continued ability of our distributors and suppliers to have access to sufficient liquidity to fund their operations, (viii) trends and other factors affecting our financial condition or results of operations from period to period, including changes in product mix, consumer preferences or consumer demand for branded products such as ours; anticipated price and expense levels; the impact of crop disease, such as vascular diseases, one of which is known as Tropical Race 4, or TR4 (also known as Panama Disease), which can destroy banana crops and was recently discovered in Latin America banana plantations, severe weather conditions, such as flooding, or natural disasters, such as earthquakes, on crop quality and yields and on our ability to grow, procure or export our products; our ability to improve our existing quarantine policies and other prevention strategies, as well as find contingency plans, to protect our and our suppliers’ banana crops from vascular diseases; disruptions or issues that impact our production facilities or complex logistics network; the impact of prices for petroleum-based products and packaging materials; and the availability of sufficient labor during peak growing and harvesting seasons, (ix) the impact of pricing and other actions by our competitors, particularly during periods of low consumer confidence and spending levels, (x) the impact of foreign currency fluctuations, (xi) our plans for expansion of our business (including through acquisitions) and cost savings, (xii) our ability to successfully integrate acquisitions into our operations, (xiii) the impact of impairment or other charges associated with exit activities, crop or facility damage or otherwise, (xiv) the timing and cost of resolution of pending and future legal and environmental proceedings or investigations, (xv) the impact of changes in tax accounting or tax laws (or interpretations thereof), and the impact of settlements of adjustments proposed by the Internal Revenue Service or other taxing authorities in connection with our tax audits, (xvi) the cost and other implications of changes in regulations applicable to our business, including potential legislative or regulatory initiatives in the United States or elsewhere directed at mitigating the effects of climate change, (xvii) damage to our reputation or brand names or negative publicity about our products, (xviii) exposure to product liability claims and associated regulatory and legal actions, product recalls, including the continuing impact of the 2019 Mann packing recall, or other legal proceedings relating to our business and (xix) our ability to successfully manage the risks associated with international operations. All forward-looking statements in this press release are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements. The Company’s plans and performance may also be affected by the factors described in Item 1A. - “Risk Factors” in Fresh Del Monte Produce Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 27, 2020 and its Annual Report on Form 10-K for the year ended December 27, 2019, along with other reports that the Company has on file with the Securities and Exchange Commission.

For information, contact:
Christine Cannella
Vice President, Investor Relations
305-520-8433
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